Exhibit 99.1

KushCo Holdings Announces Dismissal of Federal Shareholder Class Action and Derivative Suit

CYPRESS, Calif., — June 2, 2021 — KushCo Holdings, Inc. (OTCQX: KSHB) (''KushCo'' or the ''Company''), a premier provider of ancillary products and services to the legal cannabis and CBD industries, has announced that a putative shareholder class and derivative action filed on October 1, 2020, in the United States District Court, Central District of California (“the Court”), Case No. 8:20-cv-01904-JLS-KES, against the Company and its directors has been dismissed, bringing the case to an end. Rather than challenge the Company’s and directors’ motions to dismiss the action, the plaintiff stipulated to voluntarily dismiss the case in its entirety.

“We are encouraged by the voluntary dismissal of this lawsuit, and to see the Court close this matter,” said Nick Kovacevich, KushCo’s Co-founder, Chairman, and Chief Executive Officer. “We will continue to defend the Company against what we believe to be meritless allegations, and are pleased to see another litigation come to an end without any payment made to the plaintiff by the Company.”

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is a premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base, which consists of leading multi-state-operators (MSOs), licensed producers (LPs), and brands.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, brand owners, processors and producers across North America, South America, and Europe, specializing in child-resistant compatible and fully customizable packaging, exclusive vape hardware and technology, and complementary solvents and natural products.
As a pioneer in the industry, KushCo continues to work to create a positive impact on the environment, society, and community through CSR and ESG initiatives, such as: offering sustainable and compostable packaging; donating PPE supplies to healthcare workers on the frontline fighting the COVID-19 pandemic; partnering with organizations such as Mission Green to offer social equity programs for industry inclusion; being one of the first in the industry to award paid time-off for all employees on November 3, 2020 ("Election Day"); and working to incorporate industry-leading corporate governance practices and a more diverse board makeup.
For more information on KushCo's commitment to CSR and ESG initiatives, please visit the Company's #KushCares page at www.kushco.com/kushcares.

KushCo has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. For more information, visit www.kushco.com or call (888) 920-5874.

KushCo Holdings Contact

Investor Contact:
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@kushco.com